Supertel Hospitality, Inc. Reports Fourth Quarter, Year-End Results and Declares Quarterly Dividend

NORFOLK, NE – March 29, 2006 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 76 hotels in 17 mid-western and eastern states, today announced its results for the fourth quarter and year ended December 31, 2005. Supertel posted revenue of $14.9 million and a net quarterly loss of $224,000 for the quarter ending December 31, 2005. Supertel had revenues of $60.7 million and a net profit of $2.8 million for the year ended December 31, 2005. The board of directors of the company declared a quarterly dividend of 9 cents per share payable on April 28, 2006 to shareholders of record as of March 31, 2006. This dividend represents an increase of 2 cents per share from the previous two quarters.

“Supertel Hospitality operates under a philosophy of consistent growth combined with fiscal responsibility. It is our goal to provide value to our shareholders and to our guests,” said Paul J. Schulte, chairman, president and CEO of Supertel Hospitality, Inc. “During the last four months of 2005, we acquired a hotel in Omaha, NE, five properties in Indiana and one in North Carolina. The increased dividend represents the board of director’s confidence in these recent acquisitions and their positive impact on our financials.”

“Even though we operate hotels under many different names, we strive to incorporate the best practices of each organization for cost efficiency, customer service and cleanliness in order to provide clean, friendly and affordable accommodations for business and leisure travelers. In 2005 we made considerable progress in our cost control efforts and will continue those efforts in 2006,” concluded Schulte.

Fourth Quarter Results

The Company had a net loss of $224,000, or $0.02 per diluted share, for the three months ended December 31, 2005 compared to a net loss of $233,000, or $0.02 per diluted share, from continuing operations for the same period ended December 31, 2004. Net loss available to common shareholders was $230,000, or $0.02 per diluted share, for the three months ended December 31, 2005, compared with net loss of $225,000, or $0.02 per diluted share, for the same period ended December 31, 2004.

Revenues for the three months ended December 31, 2005 compared to the three months ended December 31, 2004, increased $1.9 million or 14.5%. In September 2005, the Company purchased the Sleep Inn, Omaha, NE and in November 2005, the Company purchased five Comfort Suites and one Comfort Inn and Suites, five of which were located in Indiana and one located in North Carolina. The additional hotel revenues generated by these seven acquisitions, during the fourth quarter of 2005, totaled $1.4 million. The increase in room revenues was also due, in part, to an increase in average daily rate (ADR) of $1.72 or 3.3% and a 2.1% increase in occupancy, which resulted in a $1.63 or 5.6% increase of revenue per available room (RevPAR) for the fourth quarter of 2005, compared to the year ago period.

Hotel and property operations expenses for the three months ended December 31, 2005 increased $1.4 million or 14.9%. The additional expenses generated by the seven hotels acquired in 2005 for the fourth quarter of 2005 was $1.1 million. The increase in hotel and property operations expenses was also due to an increase in franchise fees, advertising/marketing, utilities/cable and property repairs offset by a decrease in insurance. The depreciation and amortization expense increased $238,000 for the fourth quarter of 2005 over the same period in 2004. This is primarily related to the seven hotels acquired in 2005 as well as asset additions outpacing the amount of assets exceeding their useful life.

The Company believes property operating income (POI) is a useful measure of the Company’s operating efficiency of its hotel properties. POI, which is revenue from room rentals and other hotel services less hotel and property operations expenses, was increased by $455,000 or 13.5% for the fourth quarter of 2005, compared to the year ago period.

The general and administration expense for the three months ended December 31, 2005 increased $161,000 or 29.8%. This is primarily related to professional and consulting fees, taxes and licenses, and travel expense. The fourth quarter of 2004 included termination and relocation cost of $101,000 primarily related to the termination of a hotel management agreement and the relocation of the company headquarters.

Funds from operations (FFO) were $1.7 million, or $0.14 per diluted share, for the fourth quarter of 2005, compared to $1.4 million or $0.12 per diluted share, for the same quarter of 2004.

2005 Year-End Results

The Company earnings from continuing operations were $2.8 million, or $0.23 per diluted share, for the year ended December 31, 2005 compared to $1.3 million, or $0.11 per diluted share, for 2004. Net earnings available to common shareholders was $2.8 million, or $0.23 per diluted share, for 2005, compared to $2.0 million, or $0.16 per diluted share, for 2004.

Revenues for 2005 compared to 2004, increased $2.9 million or 5.0%. The additional revenues generated by the seven hotels acquired in 2005 for 2005, totaled $1.6 million. The increase in revenues was also due, in part, to an increase in average daily rate (ADR) of $1.41 or 2.7% and a 0.5% increase in occupancy, which resulted in a $1.04 or 3.2% increase of revenue per available room (RevPAR) for the year ended December 31, 2005, compared to the year ago period.

During 2005, hotel and property operations expenses increased $1.1 million primarily due to additional hotel and property operations expenses generated by seven hotels acquired in 2005. The depreciation and amortization expense increased $445,000 for 2005 over 2004. This is primarily related to the seven hotels acquired in 2005 as well as asset additions outpacing the amount of assets exceeding their useful life.

POI increased by $1.8 million or 10.8% for 2005, compared to the year ago period.

The general and administration expense for 2005 increased $392,000 or 18.4%. This is primarily related to an increase in salaries and wages, professional and consulting fees, and travel expense, offset by a reduction in office rent. Fiscal 2004 included termination and relocation cost of $1.2 million primarily related to the termination of a hotel management agreement and the relocation of the company headquarters.

FFO was $9.6 million, or $0.80 per diluted share, for 2005, compared to $7.7 million, or $0.64 per diluted share, for the year ago period.

Significant events for 2005 include:

•	Payment of dividends during each quarter for a total of $.24 per share in 2005, up from $.20 per share in 2004

•	Name change from Humphrey Hospitality Trust, Inc. to Supertel Hospitality, Inc.; and trading symbol change of our common stock on the Nasdaq National Market from “HUMP” to “SPPR”

•	Acquisition of seven hotels

•	New $22 million revolving credit facility, effective on January 13, 2005

•	Series A Convertible Preferred Stock (Nasdaq: SPPRP) public offering and sale of 1,521,258 shares at $10 per share on December 30, 2005

•	Earnings of $.23 per diluted share for 2005, compared to earnings of $.16 and $.08 per diluted share for 2004 and 2003

About Supertel Hospitaliy, Inc.

Supertel Hospitality Inc. owns 76 hotels in 17 mid-western and eastern states. Supertel’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Suites at Key Largo, Days Inn, Ramada Limited, Guest House Inn and Sleep Inn. This diversity enables Supertel to participate in the best practices of each of these respected hospitality partners. Supertel specializes in limited service hotels, which do not normally offer food and beverage service.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Supertel Hospitality, Inc.

Donavon A. Heimes, 402/371-2520

The following table sets forth the Company’s unaudited results of operations for the three-month periods ended December 31, 2005 and 2004, respectively, and the audited results of operations for the years ended December 31, 2005 and 2004, respectively.

Unaudited – In thousands, except per share data:

(1) FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

The following table sets forth the continuing operations of the Company’s hotel properties for the three and twelve months ended December 31, 2005 and 2004, respectively. The continuing operations comparisons below include the Company’s 76 Hotels. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) on a continuing operations basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

End of Filing